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                                                                     EXHIBIT 5.1


June 22, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549



Ladies and Gentlemen:

I am the General Counsel of CVS Corporation ("CVS"), and, as such, I have acted on behalf of the CVS in connection with CVS' Registration Statement on Form S-8 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by CVS of shares (the "Plan Shares") of common stock, par value $0.01 per share of CVS to be issued pursuant to the 401(k) Profit Sharing Plan (the "Plan").

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for the purposes of this opinion.

On the basis of the foregoing, I am of the opinion that the Plan Shares have been duly authorized, and when originally issued and delivered in accordance with the terms and conditions of the 401(k) Profit Sharing Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


         Very truly yours,

         /s/ Zenon P. Lankowsky
         Zenon P. Lankowsky
         Secretary and General Counsel
         CVS Corporation